Exhibit 99.1

Investor and Public Relations Contact:

Cindy Klimstra

(650) 962-4032

cindy_klimstra@conceptus.com

Conceptus® Reports Third Quarter Financial Results

Record U.S. Essure® Sales Grow 14.3% in the Quarter and 11.9% Year to Date

•	Adjusted EBITDA increases 59.8% to $8.7 million

•	Worldwide sales increase 7.2%; Essure-only, constant-currency sales increase 10.2%

•	Expert OB/GYN committee recommends hysteroscopic sterilization as “best practice” for female permanent birth control

MOUNTAIN VIEW, Calif., October 23, 2012 – Conceptus, Inc. (Nasdaq: CPTS), developer of the Essure® procedure, the leading non-surgical permanent birth control method, today reported financial results for the three and nine months ended September 30, 2012.

Sales for the third quarter of 2012 were $35.5 million, an increase of 7.2% compared with sales for the third quarter of 2011 of $33.1 million. On a constant-currency basis, worldwide Essure sales increased 10.2%.

Net income for the third quarter of 2012 was $2.3 million, or $0.07 per share. This compares with a net loss for the third quarter of 2011 of $2.9 million, or ($0.09) per share.

Adjusted earnings before interest, taxes, depreciation, amortization and stock-based compensation (“adjusted EBITDA”) for the third quarter of 2012 were $8.7 million, an increase of 59.8% compared with adjusted EBITDA for the third quarter of 2011 of $5.4 million.

“Our third quarter financial performance represented continued solid progress with sales growth and profitability in this transition year. While accelerating domestic sales of Essure turned in a strong quarter with 14.3% growth, sales outside the U.S. were negatively impacted by foreign currency exchange rates and European macroeconomic factors. Sales in the U.S. to accounts that had been ordering from our former competitor increased 38% year over year, while the underlying organic growth rate across all U.S. business was approximately 11%,” said D. Keith Grossman, president and chief executive officer of Conceptus. “We remain focused on executing our transition plan, which includes restoring solid growth to our product and increasing profitability, growing sales in our former competitor’s accounts, positioning our organization for continued growth in 2013 and advancing our next-generation product.”

Third Quarter Highlights

Total domestic sales were $29.1 million for the third quarter of 2012, compared with $25.8 million for the third quarter of 2011, representing an increase of $3.3 million or 12.8%. Essure domestic sales increased 14.3% during the third quarter.

In the third quarter of 2012, the Company expanded U.S. physician penetration by entering 407 physicians into preceptorship, certifying 286 physicians and transitioning 105 physicians to performing Essure procedures in the office setting. To date approximately 15,600 U.S. physicians have performed an Essure procedure.

International sales were $6.4 million for the third quarter of 2012, compared with $7.3 million for the third quarter of 2011, representing a decrease of $0.9 million or 12.3%. International growth was negatively impacted by unfavorable currency translation and macroeconomic factors in Europe.

Gross profit was $30.0 million or 84.6% of net sales for the third quarter of 2012, compared with $27.3 million or 82.6% of net sales for the third quarter of 2011.

Operating expenses were $24.8 million for the third quarter of 2012, compared with $25.9 million for the third quarter of 2011, for a decrease of 4.1%. The year-over-year decrease reflects lower domestic sales headcount, and lower legal fees partially offset by costs attributable to the Company’s direct-to-consumer (“DTC”) advertising campaign, and costs related to product development of the next-generation Essure device and clinical trials for the Essure Transvaginal Ultrasound confirmation study.

In the third quarter of 2012, the Company recorded a non-cash income tax provision of $1.9 million on pre-tax income of $4.2 million for the three months ended September 30, 2012.

Cash, cash equivalents and investments were $69.4 million as of September 30, 2012, an increase of $8.5 million from June 30, 2012 and a decrease of $34.1 million from December 31, 2011. The Company generated positive cash flow from operations in the third quarter of 2012 of $8.7 million. On February 15, 2012, the Company redeemed its 2027 senior convertible notes for cash including full principal and accrued interest of $36.6 million. In December 2011 $50.0 million of the original 2027 notes were refinanced and are now due in 2031.

Nine Month Highlights

For the nine months ended September 30, 2012, Conceptus reported sales of $100.0 million, an increase of 7.0% compared with the comparable period in 2011. Total domestic sales were $76.9 million for the nine months ended September 30, 2012, compared with $69.4 million for the comparable period of 2011, representing an increase of $7.5 million or 10.8%. Essure domestic sales increased 11.9% for the nine month period.

International sales were $23.1 million for the nine months ended September 30, 2012, compared with $24.1 million for the comparable period of 2011, representing a decrease of $1.0 million or 4.1%. International results were negatively impacted by unfavorable currency translation and macroeconomic factors in Europe. On a constant-currency basis, year-to-date international growth was approximately 4.1%.

Gross profit for the nine months ended September 30, 2012 was $83.0 million or 83.0% of net sales, compared with $76.4 million or 81.7% of net sales for the comparable period of 2011.

Operating expenses for the nine months ended September 30, 2012 were $79.0 million, compared with $76.7 million for the comparable period of 2011, for an increase of 3.0%. This increase reflects costs attributable to the Company’s DTC campaign, costs related to product development of the next-generation Essure device and clinical trials for the Essure Transvaginal Ultrasound confirmation study, partially offset by reduced expenses attributable to lower domestic sales headcount and legal fees.

Net loss for the nine months ended September 30, 2012 was $0.5 million, or ($0.02) per share. This compares with a net loss for the comparable period of 2011 of $5.4 million, or ($0.17) per share.

Adjusted EBITDA for the nine months ended September 30, 2012 was $15.3 million, an increase of 34.8% compared with adjusted EBITDA for the comparable period of 2011 of $11.4 million.

2012 Financial Guidance

Conceptus affirms its 2012 financial guidance as follows:

•	Sales: the Company expects 2012 sales to be in the range of $140 million to $144 million. This is unchanged from the guidance provided on July 31, 2012.

•	Adjusted EBITDA: the Company expects 2012 adjusted EBITDA to be in the range of $26 million to $28 million. This is unchanged from the guidance provided on July 31, 2012.

“We have accomplished most of what we set out to do this year in refocusing the business and, accordingly, expect to have a very good fourth quarter with accelerating growth, particularly in our domestic market,” said Mr. Grossman. “Factoring in the results to date, we expect our full-year results to be at the low end of our guidance range for sales.”

Expert OB/GYN Committee Publishes Paper Recommending Hysteroscopic Sterilization as “Best Practice”

An expert committee of OB/GYN leaders has recommended that hysteroscopic sterilization replace tubal ligation as the best practice for female sterilization procedures. This opinion was recently published in a paper entitled “Best Practices for Female Sterilization in 2012 and Beyond” which appeared in the October 2012 issue of OBG Management magazine, which was circulated to more than 40,000 OB/GYNs.

The paper was the result of a roundtable discussion by committee members who reviewed 10-year clinical data and an extensive number of peer-reviewed studies on female sterilization. Based on the data-driven evidence, the committee concluded: “Our oath to minimize risk and maximize outcomes and reliability should shift the paradigm from laparoscopic and laparotomic toward hysteroscopic sterilization. Hysteroscopic sterilization should be considered a best practice for physicians and their patients as we care for women in the 21st century.”

“This distinguished committee advanced the discussion of making Essure the standard of care for permanent birth control,” said Mr. Grossman. “We were pleased the paper highlighted Essure’s advantages over tubal ligations, including higher patient satisfaction and more rapid recovery. When Essure is performed in an office setting, additional advantages cited were greater physician and practice productivity, as well as increased efficiency and patient safety.”

“As the healthcare environment in both the U.S. and abroad becomes increasingly value-driven, we believe it is especially important that OB/GYNs and third party payers understand Essure’s benefits to all constituencies,” he added. The roundtable received support from Conceptus.

To access a copy of “Best Practices for Female Sterilization in 2012 and Beyond” published in OBG Management click http://www.conceptus.com/Documents/OBGMgmtOct2012.pdf

Conference Call

Conceptus will host an investment community conference call beginning at 4:30 p.m. Eastern time today to discuss results and answer questions. Conference call dial-in information is as follows:

•	U.S. callers: (888) 803-8296

•	International callers: (706) 634-1250

•	Conference ID Number (U.S. and international): 37317359

Individuals interested in listening to the live conference call via the Internet may do so by logging on to the Company’s website, www.conceptus.com.

A telephone replay will be available from 6:30 p.m. Eastern time on October 23, 2012, through 11:59 p.m. Eastern time on October 26, 2012. Replay dial-in information is as follows:

•	U.S. callers: (855) 859-2056

•	International callers: (404) 537-3406

•	Conference ID number (U.S. and international): 37317359

•	The replay will also be available at www.conceptus.com

Use of Non-GAAP Financial Measures

The Company has supplemented its GAAP net income/loss with a non-GAAP measure of adjusted EBITDA. Management believes that this non-GAAP financial measure provides useful supplemental information to management and investors regarding the performance of the Company, facilitates a more meaningful comparison of results for current periods with previous operating results, and assists management in analyzing future trends, making strategic and business decisions and establishing internal budgets and forecasts. A reconciliation of non-GAAP adjusted EBITDA to GAAP net income/loss in the most directly comparable GAAP measure is provided in the schedule below.

There are limitations in using this non-GAAP financial measure because it is not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. This non-GAAP financial measure should not be considered in isolation or as a substitute for GAAP financial measures. Investors and potential investors should consider non-GAAP financial measures only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP and the reconciliations of the non-GAAP financial measure provided in the schedule below.

About the Essure® Procedure

The Essure procedure, FDA approved since 2002, is the only surgery-free and hormone-free permanent birth control method that can be performed in the comfort of a physician’s office in less than 10 minutes (average hysteroscopic time) without the risks associated with general anesthesia or tubal ligation. Soft, flexible inserts are placed in a woman’s fallopian tubes through the cervix without incisions. Over the next three months, the body works with the inserts to form a natural barrier in the fallopian tubes to prevent sperm from reaching the egg. Three months after the Essure procedure, an Essure Confirmation Test is given to confirm that the inserts are in place and that the fallopian tubes are blocked, verifying that the patient can rely on Essure for permanent birth control.

The Essure procedure is 99.83% effective based on five years of follow up with zero pregnancies reported in clinical trials, making it the most effective permanent birth control available. Essure’s 10-year commercial data tracks closely with its five-year clinical results, and Essure has been proven and trusted by physicians since 2002. The Essure procedure is covered in the U.S. by most public and private insurance plans and approximately 690,000 women worldwide have undergone the procedure.

About Conceptus®, Inc.

Conceptus, Inc. is the global leader in the development and commercialization of innovative device-based solutions in permanent birth control. The Company manufactures and markets the Essure Permanent Birth Control System.

Please visit www.essure.com for more information on the Essure procedure. Patients may call the Essure Information Center at 1-877-ESSURE-1 with questions or to find a physician in their area.

Forward Looking Statements

Except for the historical information contained herein, the matters discussed in this press release include forward-looking statements, the accuracy of which is subject to known and unknown risks and uncertainties. These forward-looking statements include, without limitation, discussions regarding projected net sales and adjusted earnings before interest, taxes, depreciation, amortization and stock-based compensation (“adjusted EBITDA”) for the full year 2012, our ability to improve commercial execution and increase sales growth rates and profitability, and our ability to make the Essure procedure the standard of care in permanent birth control. These discussions and other forward-looking statements included herein may differ significantly from actual results. Such differences may be based upon factors such as changes in strategic planning decisions by management, re-allocation of internal resources, changes in the impact of domestic and global macroeconomic pressures, reimbursement decisions by insurance companies and domestic and foreign governments, scientific advances by third parties, litigation risks, and attempts to amend or repeal all or part of the Patient Protection and Affordable Care Act of 2010 as amended, as well as those factors set forth in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q, and other filings with the Securities and Exchange Commission. These forward-looking statements speak only as to the date on which the statements were made. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Conceptus, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net sales	$35,475	$33,093	$100,001	$93,468
Cost of goods sold	5,459	5,748	17,026	17,063

Gross profit	30,016	27,345	82,975	76,405

Operating expenses:
Research and development	2,370	2,144	7,058	5,574
Selling, general and administrative	22,447	23,723	71,915	71,122

Total operating expenses	24,817	25,867	78,973	76,696

Operating income (loss)	5,199	1,478	4,002	(291)
Interest and other income (expense), net	(1,017)	(1,660)	(3,531)	(4,833)

Income (loss) before provision (benefit) for income taxes	4,182	(182)	471	(5,124)

Provision (benefit) for income taxes	1,898	2,720	964	251

Net income (loss)	$2,284	$(2,902)	$(493)	$(5,375)

Basic income (loss) per share	$0.07	$(0.09)	$(0.02)	$(0.17)
Shares used in computing basic net income (loss)	31,579	31,239	31,437	31,177

Diluted income (loss) per share	$0.07	$(0.09)	$(0.02)	$(0.17)
Shares used in computing diluted net income (loss)	33,461	31,239	31,437	31,177

Conceptus, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	September 30, 2012	December 31, 2011
Cash and cash equivalents	$29,726	$42,237
Short-term investments	36,250	59,203
Accounts receivable, net	21,591	17,321
Inventories, net	5,256	4,187
Short-term deferred tax asset	5,414	4,735
Other current assets	5,555	6,655

Total current assets	103,792	134,338

Property and equipment, net	7,737	9,465
Intangible assets, net	20,361	23,092
Long-term investments	3,396	2,000
Goodwill	16,450	16,570
Long-term deferred tax asset	74,546	75,877
Other assets	1,775	2,242

Total assets	$228,057	$263,584

Total liabilities	67,189	109,458

Common stock and additional paid in capital	324,574	317,675
Other comprehensive loss	(2,928)	(3,264)
Accumulated deficit	(160,778)	(160,285)

Total stockholders’ equity	160,868	154,126

Total liabilities and stockholders’ equity	$228,057	$263,584

Conceptus, Inc.

Reconciliation of Net Income (loss) to Adjusted Earnings Before Interest, Taxes, Depreciation, Amortization and Stock-Based Compensation (Adjusted EBITDA)

(Unaudited)

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net Income (Loss), as reported	$2,284	$(2,902)	$(493)	$(5,375)

Adjustments to net income (loss):
Interest and other income (expense), net (a)	1,017	1,660	3,531	4,833
Provision (benefit) for income taxes	1,898	2,720	964	251
Amortization of intangibles (b)	893	816	2,695	2,448
Stock-based compensation (c)	1,410	1,811	4,795	5,233
Depreciation expense (d)	1,192	1,335	3,818	3,965

Adjustments to net income (loss)	6,410	8,342	15,803	16,730

Adjusted EBITDA	$8,694	$5,440	$15,310	$11,355

(a)	Consists of interest from available-for-sale securities, interest expense associated with our convertible debt and foreign exchange currency transactions
(b)	Consists of amortization of intangible assets, primarily licenses and customer relationships
(c)	Consists of stock-based compensation in accordance with ASC 718
(d)	Consists of depreciation, primarily on property, plant and equipment

Conceptus, Inc.

Reconciliation of Forward-Looking Guidance For Non-GAAP

Financial Measures To Projected GAAP Net Income

(Unaudited)

	Twelve Months Ending
	December 31, 2012
	From	To
Net Income Guidance	$2,715	$3,813

Estimated Non-GAAP Guidance
Interest and other income (expense), net (a)	4,531	4,531
Provision for income taxes	3,588	4,490
Amortization of intangibles (b)	3,603	3,603
Stock-based compensation (c)	6,395	6,395
Depreciation expense (d)	5,168	5,168

Adjustments to net income	$23,285	$24,187

Adjusted EBITDA	$26,000	$28,000

(a)	Consists of interest from available-for-sale securities, interest expense associated with our convertible debt and foreign exchange currency transactions
(b)	Consists of amortization of intangible assets, primarily licenses and customer relationships
(c)	Consists of stock-based compensation in accordance with ASC 718
(d)	Consists of depreciation, primarily on property, plant and equipment

© 2012 Conceptus, Inc.— All rights reserved.

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